Exhibit 99

5929 Baker Road, Suite 475	Phone: 952.564.3500
Minnetonka, MN 55345	Fax: 952.974.7887
Wireless Ronin Announces New President and CEO, James Granger
Technology Industry Veteran Joins Company
MINNEAPOLIS – December 18, 2008 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based digital signage solutions provider, today announced that, effective immediately, James C. (Jim) Granger has been appointed as the Company’s new president and chief executive officer. He succeeds Stephen Birke, who has served as Wireless Ronin’s interim president and CEO, since September 2008.
     Mr. Granger brings to Wireless Ronin more than 25 years of experience in the technology industry, most recently as president of Toptech Systems, Inc., a provider of software, hardware and data services where he was responsible for restoring company growth and increasing bottom line profitability. Prior to Toptech, Granger was director, president and CEO of Norstan Inc., a communications solutions and services company.
     “Jim’s extensive public company experience and background in building strong organizations will serve Wireless Ronin well as the company moves forward,” said Wireless Ronin board chairman, Greg Barnum. “He is a recognized leader in the technology industry and highly respected in the investment community. We believe that Jim will continue to position the company to take advantage of the opportunities in the digital signage marketplace. The board deeply appreciates Steve Birke’s leadership and service as interim CEO over the past few months. We look forward to continuing to work with Steve in his capacity as a board member,” Barnum concluded.
     Before his tenure at Norstan, Granger served three years as chairman, president and CEO of Digital Biometrics, Inc., now an integral part of L-1 Identity Solutions Inc., a provider of identification information systems that employ biometric technology. Prior to that, Granger was president of Access Platform Systems Division at ADC Telecommunications Inc., a provider of broadband communications network infrastructure products and related services. Before ADC, Granger served as vice president of Consumer Markets Operations, and vice president of Marketing at Sprint/United Telephone.
According to Granger, “This is an exciting time in the digital signage industry and for Wireless Ronin. I’m happy to be part of this talented team. I believe the company has tremendous growth potential, and I look forward to building its success and shaping its future.”
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. Wireless Ronin provides clients with a complete, turnkey digital signage system which allows the ability to manage a digital signage network from one central location. The RoninCast® digital signage software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN.”
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.
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CONTACT:
Linda Hofflander, VP and Chief Marketing Officer
lhofflander@wirelessronin.com
(952) 564-3562